                                                Filed Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-33367


                        SUPPLEMENT TO AGRIBIOTECH, INC.
                      PROSPECTUS DATED DECEMBER 17, 1997


     On January 6, 1998 AgriBioTech, Inc. (the "Company"), completed the merger of Lofts Seed, Inc., including its wholly-owned subsidiary Sunbelt Seed ("Lofts"), and Budd Seed, Inc. ("Budd Seed") (Lofts and Budd Seed collectively, the "Acquired Companies") with and into Lofts Mergerco, Inc., a wholly-owned subsidiary of the Company ("Lofts Mergerco"), pursuant to an Agreement and Plan of Reorganization dated December 1, 1997 (the "Merger Agreement"), among the Company, Lofts Mergerco, the Acquired Companies, and the shareholders of Lofts and Budd Seed ("the Shareholders").

     The aggregate consideration paid to the Shareholders at closing was paid in cash and stock, including 2,000,000 shares of the Company's Common Stock, $.001 par value, 1,000,000 shares of which are registered shares offered for sale hereby and 1,000,000 shares of which are restricted. The Company's Current report on Form 8-K for January 6, 1998, as amended, is hereby incorporated herein by reference.

     The table under "Selling Stockholders" is hereby amended, as set forth below, to add the former Shareholders of the Acquired Companies as Selling Stockholders. The 1,000,000 registered shares issued shall reduce by an equal number the 6,373,402 shares registered as part of the Registration Statement for future issuance by the Company.

                                                                                 Percentage of Outstanding
                                 Amount and Nature of      Number of Shares to      Shares Owned Before
         Name                  Beneficial Ownership(1)           be Sold                Offering(2)
         -----                 -----------------------     -------------------  ----------------------------
Richard P. Budd (3)                 711,368 (4)(5)              350,684                     2.3%

Joseph R. Budd                      263,756 (4)                 131,878                       *

John D. Budd                        378,871 (4)                 189,435                      1.2%

Theodore P. Budd                    263,756 (4)                 131,878                       *

Lee Ann Chrisco                      41,168(4)(6)                41,168                       *

Kenneth R. Budd                     195,235 (4)(7)               85,118                       *

Kenneth R. Budd,                     13,188 (4)                   6,594                       *
NCUTMA Custodian
for Ryan Budd

Kenneth R. Budd,                     13,188 (4)                   6,594                       *
NCUTMA Custodian
for Elizabeth Budd

Richard P. Budd                      63,302 (4)                  31,651                       *
Irrevocable Living Trust

Womble Carlyle                       50,000 (4)                  25,000                       0
Sandridge & Rice held
in trust pursuant to an
Escrow Agreement
dated January 6, 1998

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Assumes, for each person, that the exercisable and convertible Securities that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from the date hereof have been exercised.

(2) Based on 31,208,738 shares of Common Stock issued and outstanding on February 23, 1998.

(3)  Mr. Budd is an independent Director of the Company.

(4) These Shares were issued in connection with the Company's January 6, 1998 acquisition of the Acquired Companies, and are the subject of individual lock-up agreements.

(5) Includes 10,000 shares issuable upon exercise of options granted on January 6, 1998, when Mr. Budd became a director of the Company, but excludes 10,000 shares issuable upon exercise of options not currently exercisable.

(6) These Shares originally were issued to Gerald L. Chrisco in connection with the Company's January 6, 1998 acquisition of the Acquired Companies, and were transferred by Mr. Chrisco to his wife Lee Ann Chrisco. Excludes an additional 41,168 shares owned by Mr. Chrisco, over which Mrs. Chrisco disclaims beneficial ownership.

(7) Includes 25,000 shares issuable upon exercise of options granted on January 6, 1998, pursuant to the terms of an Employment Agreement between Mr. Budd and the Company, but excludes 125,000 shares issuable upon exercise of options not currently exercisable.

Date: March 18, 1998